UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 5, 2010
United Parcel Service, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15451	58-2480149

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Glenlake Parkway, N.E. Atlanta, Georgia (Address of principal executive offices)	30328 (Zip Code)
Registrant’s telephone number, including area code: (404) 828-6000
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 5, 2010, the Board of Directors of United Parcel Service, Inc. (the “Company”) elected Clark T. “Sandy” Randt, Jr. to serve as an independent director of the Company. Mr. Randt was appointed to serve on the Nominating and Corporate Governance Committee. He will stand for election at the annual meeting of shareowners in May 2011.
     Mr. Randt, age 64, is a diplomat, attorney and businessman with more than 30 years of direct experience in Asia. He served for more than seven years as America’s ambassador to the People’s Republic of China under the administration of President George W. Bush and currently is the president of Randt & Co. LLC, which advises firms with interests in China. A 1968 graduate of Yale with a law degree from the University of Michigan, he is a former governor and first vice president of the American Chamber of Commerce in Hong Kong and spent eight years as a partner resident in the Hong Kong office of the law firm Shearman & Sterling. Mr. Randt also is a member of the Board at Valmont Industries Inc.
     Mr. Randt’s compensation for his services as a director will be consistent with that of the Company’s other non-employee directors as described in the Company’s definitive proxy statement filed on March 15, 2010. Other than the standard compensation arrangements, there are no arrangements or understandings between Mr. Randt and any other person pursuant to which he was appointed as a director. Mr. Randt is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED PARCEL SERVICE, INC.
Date: August 9, 2010	By:	/s/ Teri P. McClure
		Name:	Teri P. McClure
		Title:	Senior Vice President, General Counsel and Corporate Secretary